BlackRock Master LLC: BlackRock Master Small Cap Growth Portfolio

FILE #811-09049

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
7/24/2007	BladeLogic Inc.	5,000,000	8,600	Morgan Stanley & Co. Incorporated; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Citigroup Global Markets Inc.; Wachovia Capital Markets, LLC; Cowen and Company, LLC
7/26/2007	Lululemon Athletica Inc.	18,200,000	14,200

Goldman, Sachs & Co.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Credit Suisse Securities (USA) LLC; UBS Securities LLC; William Blair & Company, L.L.C.; CIBC World Markets Corp.; Wachovia Capital Markets, LLC; Thomas Weisel Partners LLC

08/01/07	Dolan Media Company	500,000 Shares	171,300 Shares	Goldman, Sachs & Co.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Piper Jaffray & Co.; Craig-Hallum Capital Group LLC
11/8/2007	MSCI Inc.	14,000,000	35,100

Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, E*Trade Securities LLC, Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC, Keefe,